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                                                                    EXHIBIT 23.2
                                                             CONSENT OF KPMG LLP

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Southern Mineral Corporation:

    We consent to the use of our report dated March 30, 2000, included in this registration statement on Form S-4 of PetroCorp Incorporated, relating to the consolidated balance sheet of Southern Mineral Corporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Southern Mineral Corporation. Our report dated March 30, 2000, contains an explanatory paragraph that states the Company has filed under Chapter 11 of the U.S. Bankruptcy Code raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We also consent to the reference to our firm under the heading "Experts" in this registration statement.


                                             /s/ KPMG LLP
                                             ------------------------
                                             KPMG LLP
Houston, Texas
January 29, 2000